Exhibit 99.1

Alight Reports Fourth Quarter and Full Year 2023 Results

– Generated robust quarterly BPaaS bookings of $261 million –

– Annual cash from operations increased by $100 million to $386 million –

– Exceeded 2023 adjusted EPS guidance range –

– $3 billion of revenue under contract for 2024 –

–Board of Directors authorizes strategic portfolio review to accelerate platform and wellbeing strategy –

LINCOLNSHIRE, IL – February 21, 2024 – Alight, Inc. (NYSE: ALIT), a leading cloud-based provider of integrated digital human capital and business solutions, today reported results for the fourth quarter and full year ended December 31, 2023.

“Our three-year transformation has generated significant momentum and enabled Alight to deliver strong 2023 results,” said Chief Executive Officer Stephan Scholl. “Our 2023 highlights include strong demand for our solutions with BPaaS revenue growth of 34%, gross margin improvement of over 150 basis points and growth of 35% in operating cash flow. We’re starting 2024 with a great foundation with record revenue under contract of $3 billion and a steadfast and focused mission to deliver employer and employee outcomes through our Alight Worklife® platform strategy.

As a next step in unlocking the power of our core business, we hired financial advisors who have been conducting a strategic portfolio review. Our overarching goal is to advance our platform and wellbeing strategy, while building a higher margin and recurring revenue business that enables us to accelerate the achievement of our mid-term financial and strategic objectives. In doing so, we believe we can move even faster to deliver value for our clients, colleagues and shareholders.”

Fourth Quarter 2023 Highlights (all comparisons are relative to fourth quarter 2022)

•
Revenue increased 1.9% over the prior year period to $960 million
•
Business Process as a Service (BPaaS) revenue grew 29.8% to $222 million, representing 23.1% of total revenue
•
BPaaS bookings on a total contract value (TCV) basis were $261 million and since the start of 2021, we have delivered BPaaS TCV bookings of over $2.2 billion, ahead of the goal of $1.5 billion by the end of 2023
•
Gross profit of $369 million and gross profit margin of 38.4%, compared to $342 million and 36.3% in the prior year period, respectively, and adjusted gross profit of $402 million and adjusted gross profit margin of 41.9%, compared to $370 million and 39.3%, in the prior year period, respectively
•
Net loss of $86 million compared to net loss of $66 million in the prior year period driven by a $136 million increase in non-cash charges
•
Adjusted EBITDA grew 11.6% over the prior year period to $270 million
•
New wins or expanded relationships with companies including Siemens, Opel, and Alsa

Full Year 2023 Highlights (all comparisons are relative to full year 2022)

•
Revenue increased 8.9% over the prior year period to $3,410 million
•
BPaaS revenue grew 34% to $756 million, representing 22.2% of total revenue compared to 18% last year

•
BPaaS bookings on a TCV basis of $747 million
•
Gross profit of $1,140 million and gross profit margin of 33.4% compared to $996 million and 31.8% in the prior year period, respectively, and adjusted gross profit of $1,261 million and adjusted gross profit margin of 37.0% compared to $1,092 million and 34.9%, in the prior year period, respectively
•
Net loss of $278 million compared to net loss of $72 million in the prior year period driven by a $271 million increase in non-cash charges
•
Adjusted EBITDA grew 12.1% over the prior year period to $739 million
•
Cash from operations of $386 million, up $100 million or 35% from the prior year period
•
Repurchased $40 million of our common stock under existing share repurchase program

Fourth Quarter 2023 Results

Consolidated Results

Revenue grew 1.9% to $960 million, as compared to $942 million in the prior year period. The improvement was driven by a 24.2% increase in Professional Services revenue, and a 0.7% increase in Employer Solutions revenue due to increased project revenue, partially offset by a slight decline in Employer Solutions recurring revenue as a result of the isolated impact related to a client in the Retiree Health business. Recurring revenues were 82.4% of total revenue.

Gross profit was $369 million, or 38.4% of revenue, compared to $342 million, or 36.3% of revenue in the prior year period. The increase in gross profit was primarily driven by revenue growth as noted above and productivity savings, partially offset by additional costs associated with the rise in revenues.

Selling, general and administrative expenses were $199 million, compared to $196 million in the prior year period. The increase was primarily driven by the inclusion of expenses from our 2022 acquisition and costs incurred from our previously announced restructuring program.

Interest expense was $31 million as compared to $33 million in the prior year period. The decrease was primarily due to increased hedging activity at favorable market rates, the opportunistic repricing of our 2028 term loan, and higher interest income.

The Company’s loss before income tax benefit was $116 million compared to loss before income tax expense of $7 million in the prior year period. The change was primarily due to the non-cash goodwill impairment charge related to our Cloud Services reporting unit, non-operating fair value remeasurements of financial instruments and the tax receivable agreement.

Full Year 2023 Results

Consolidated Results

Revenue grew 8.9% to $3,410 million, as compared to $3,132 million in the prior year period. The improvement was driven by a 9.0% increase in Employer Solutions revenue due to increased net commercial activity, project revenue, and volumes as well as the impact of our 2022 acquisition, and 13.5% growth in Professional Services revenue, largely due to project revenue. Recurring revenues comprised 84.0% of total revenue and grew 8.5% to $2,863 million.

Gross profit was $1,140 million, or 33.4% of revenue, compared to $996 million, or 31.8% of revenue in the prior year period. The increase in gross profit was primarily driven by revenue growth as noted above and productivity savings, partially offset by additional costs associated with the rise in revenues.

Selling, general and administrative expenses were $754 million, compared to $671 million in the prior year period. The increase was primarily driven by the inclusion of expenses from our 2022 acquisition and costs incurred from our previously announced restructuring program.

Interest expense was $131 million as compared to $122 million in the prior year period, due to higher market interest rates, partially offset by the opportunistic repricing of our 2028 term loan and interest rate hedges.

The Company’s loss before income tax benefit was $282 million compared to loss before income tax expense of $41 million in the prior year period. The change was primarily due to the non-cash goodwill impairment charge related to our Cloud Services reporting unit, non-operating fair value remeasurements of financial instruments and the tax receivable agreement.

Fourth Quarter 2023 Segment Results

Employer Solutions

Employer Solutions revenues grew 0.7% to $842 million, as compared to $836 million in the prior year period, as a result of increased project revenue, partially offset by a slight decline in recurring revenue as a result of the isolated impact related to a client in the Retiree Health business. Recurring revenue declined slightly to $753 million and was impacted by the aforementioned Retiree Health client, while project revenue was up 9.9% to $89 million.

Employer Solutions gross profit was $324 million, as compared to $318 million in the prior year period, up 1.9%, driven by revenue growth and productivity savings, partially offset by costs associated with funding growth of current and future revenues. Employer Solutions adjusted gross profit was $355 million, as compared to $345 million in the prior year period, up 2.9%, primarily due to the factors impacting gross profit above.

Professional Services

Professional Services revenues were up 24.2% to $118 million as compared to $95 million in the prior year period as a result of higher recurring revenue and higher project revenue. Recurring revenue and project revenue rose by $4 million and $19 million, respectively.

Professional Services gross profit was $45 million and adjusted gross profit was $47 million, representing an increase of $21 million and $22 million, respectively, compared to the prior year period.

Balance Sheet Highlights

As of December 31, 2023, the Company’s cash and cash equivalents balance was $358 million, total debt was $2,794 million and total debt net of cash and cash equivalents was $2,436 million.

The interest rates on the Company’s debt are 84% fixed through 2024, and 60% through 2025.

Strategic Portfolio Review

Alight announced that its Board of Directors authorized the hiring of financial advisors who have been conducting a strategic portfolio review. There is no deadline or definitive timetable set for completion of the strategic review process and there can be no assurance that this process will result in the Company pursuing a transaction or any other strategic outcome. Alight does not intend to make any further public comment regarding the strategic portfolio review until it has been completed or the Company determines that a disclosure is required by law or otherwise deemed appropriate.

Business Outlook

We expect BPaaS will continue to be our high-revenue growth category at over 15% and the driver of our overall trajectory as it continues to becomes a larger proportion of Alight. While total annual revenue growth is expected to be 6-8% through the mid-term, we expect 2024 to be slightly lower at 4-6% that ramps throughout the year driven by the timing of our 2023 bookings, our exit from the Hosted business, and our first half compare. As we begin 2024, the business has $3.0 billion revenue under contract, $2.1 billion for 2025, and $1.5 billion for 2026, giving us continued confidence in our mid-term outlook. For full year 2024, we expect:

•
Revenue of $3.55 billion to $3.61 billion (growth of 4% to 6%).
•
BPaaS Revenue of over $870 million (growth of 15%+).
•
Adjusted EBITDA of $800 million to $815 million.
•
Adjusted diluted EPS of $0.72 to $0.77.
•
Operating Cash Flow Conversion rate of 55-65%.

Reconciliations of the historical financial measures used in this press release that are not recognized under U.S. generally accepted accounting principles ("GAAP") are included below. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s fourth quarter and full year 2023 financial results is scheduled for today, February 21, 2024 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). Interested parties can access the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.

About Alight Solutions

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth and wellbeing decisions for 36 million people and dependents. Our Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by our global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data-driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. Learn how Alight unlocks growth for organizations of all sizes at alight.com.

For more information, please visit www.alight.com.

Contacts

Investors:

Jeremy Cohen

investor.relations@alight.com

Media:

Mariana Fischbach

mariana.fischbach@alight.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance and outlook for Alight’s business, financial results, liquidity and capital resources, our ability to achieve our operational and financial targets, our strategic portfolio review, our expected revenue under contract and other non-historical statements, including statements in the "Strategic Portfolio Review" and “Business Outlook” sections of this press release. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to declines in economic activity in the industries, markets, and regions our clients serve, including as a result of elevated interest rates or changes in monetary and fiscal policies, competition in our industry, risks related to the performance of our information technology systems and networks, risks related to our ability to maintain the security and privacy of confidential and proprietary information, and risks related to changes in regulation, including developments on the use of artificial intelligence and machine learning. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on March 1, 2023, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this presentation and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Operating Cash Flow Conversion, Adjusted Gross Profit and Adjusted Gross Profit Margin. Please see below for additional information and for reconciliations of such non-GAAP financial measures. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Both Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods as well as to evaluate our core operating performance.

Adjusted Net Income, which is defined as net income (loss) attributable to Alight, Inc. adjusted for intangible amortization and the impact of certain non-cash items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share.

Adjusted Diluted Earnings Per Share is defined as Adjusted Net Income divided by the adjusted weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings Per Share is used by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.

Operating Cash Flow Conversion is defined as cash provided by operating activities divided by Adjusted EBITDA. Operating Cash Flow Conversion is used by management and stakeholders to evaluate our core operating performance.

Adjusted Gross Profit is defined as revenue less cost of services adjusted for depreciation, amortization and share-based compensation, and Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by revenue. Management uses Adjusted Gross Profit and Adjusted Gross Profit Margin as key measures in making financial, operating and planning decisions and in evaluating our performance. We believe that presenting Adjusted Gross Profit and Adjusted Gross Profit Margin is useful to investors as it eliminates the impact of certain non-cash expenses and allows a direct comparison between periods.

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended December 31		Year ended December 31,
(in millions, except per share amounts)	2023	2022	2023	2022
Revenue	$960	$942	$3,410	$3,132
Cost of services, exclusive of depreciation and amortization	570	583	2,188	2,080
Depreciation and amortization	21	17	82	56
Gross Profit	369	342	1,140	996

Operating Expenses
Selling, general and administrative	199	196	754	671
Depreciation and intangible amortization	85	85	339	339
Goodwill impairment	64	—	64	—
Total operating expenses	348	281	1,157	1,010
Operating Income (Loss)	21	61	(17)	(14)
Other (Income) Expense
(Gain) Loss from change in fair value of financial instruments	21	15	10	(38)
(Gain) Loss from change in fair value of tax receivable agreement	88	22	118	(41)
Interest expense	31	33	131	122
Other (income) expense, net	(3)	(2)	6	(16)
Total other (income) expense, net	137	68	265	27
Income (Loss) Before Income Tax	(116)	(7)	(282)	(41)
Income tax expense (benefit)	(30)	59	(4)	31
Net Income (Loss)	(86)	(66)	(278)	(72)
Net loss attributable to noncontrolling interests	(3)	(1)	(12)	(10)
Net (Loss) Income Attributable to Alight, Inc.	$(83)	$(65)	$(266)	$(62)

Earnings Per Share
Basic (net loss) earnings per share	$(0.17)	$(0.14)	$(0.54)	$(0.14)
Diluted (net loss) earnings per share	$(0.17)	$(0.14)	$(0.54)	$(0.14)

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2023	2022
(in millions, except par values)
Assets
Current Assets
Cash and cash equivalents	$358	$250
Receivables, net	698	678
Other current assets	319	379
Total Current Assets Before Fiduciary Assets	1,375	1,307
Fiduciary assets	1,401	1,509
Total Current Assets	2,776	2,816
Goodwill	3,627	3,679
Intangible assets, net	3,554	3,872
Fixed assets, net	371	320
Deferred tax assets, net	41	6
Other assets	497	542
Total Assets	$10,866	$11,235

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$444	$508
Current portion of long-term debt, net	25	31
Other current liabilities	317	300
Total Current Liabilities Before Fiduciary Liabilities	786	839
Fiduciary liabilities	1,401	1,509
Total Current Liabilities	2,187	2,348
Deferred tax liabilities	32	60
Long-term debt, net	2,769	2,792
Long-term tax receivable agreement	733	568
Financial instruments	109	97
Other liabilities	210	281
Total Liabilities	$6,040	$6,146
Commitments and Contingencies
Stockholders' Equity
Preferred stock at $0.0001 par value: 1.0 shares authorized, none issued and outstanding	$—	$—
Class A Common Stock: $0.0001 par value, 1,000.0 shares authorized; 510.9 and 478.3 issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	—	—
Class B Common Stock: $0.0001 par value, 20.0 shares authorized; 9.9 and 10.0 issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	—	—
Class V Common Stock: $0.0001 par value, 175.0 shares authorized; 29.0 and 63.5 issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	—	—
Class Z Common Stock: $0.0001 par value, 12.9 shares authorized; 3.4 and 5.6 issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	—	—
Treasury stock, at cost (6.4 and 1.5 shares at December 31, 2023 and December 31, 2022, respectively)	(52)	(12)
Additional paid-in-capital	4,946	4,514
Retained deficit	(424)	(158)
Accumulated other comprehensive income	71	95
Total Alight, Inc. Stockholders' Equity	$4,541	$4,439
Noncontrolling interest	285	650
Total Stockholders' Equity	$4,826	$5,089
Total Liabilities and Stockholders' Equity	$10,866	$11,235

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
(in millions)	2023	2022
Operating activities:
Net income (loss)	$(278)	$(72)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	102	79
Intangible asset amortization	319	316
Noncash lease expense	19	25
Financing fee and premium amortization	(2)	(2)
Share-based compensation expense	160	181
(Gain) loss from change in fair value of financial instruments	10	(38)
(Gain) loss from change in fair value of tax receivable agreement	118	(41)
Release of unrecognized tax provision	(1)	(31)
Deferred tax expense (benefit)	(9)	26
Goodwill Impairment	64	—
Other	2	1
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	(25)	(136)
Accounts payable and accrued liabilities	(68)	72
Other assets and liabilities	(25)	(94)
Cash provided by operating activities	$386	$286
Investing activities:
Acquisition of businesses, net of cash acquired	1	(87)
Capital expenditures	(160)	(148)
Cash used in investing activities	$(159)	$(235)
Financing activities:
Net increase (decrease) in fiduciary liabilities	(108)	229
Borrowings from banks	—	104
Financing fees	—	(3)
Repayments to banks	(25)	(141)
Principal payments on finance lease obligations	(25)	(30)
Payments on tax receivable agreements	(7)	—
Tax payment for shares/units withheld in lieu of taxes	(16)	(8)
Deferred and contingent consideration payments	(9)	(85)
Repurchase of shares	(40)	(12)
Other financing activities	(1)	—
Cash provided by (used in) financing activities	$(231)	$54
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	2
Net increase (decrease) in cash, cash equivalents and restricted cash	—	107
Cash, cash equivalents and restricted cash at beginning of period	1,759	1,652
Cash, cash equivalents and restricted cash at end of period	$1,759	$1,759

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

	Three Months Ended December 31,		Year ended December 31,
(in millions)	2023	2022	2023	2022
Net Income (Loss)	$(86)	$(66)	$(278)	$(72)
Interest expense	31	33	131	122
Income tax expense (benefit)	(30)	59	(4)	31
Depreciation	26	23	102	79
Intangible amortization	80	79	319	316
EBITDA	21	128	270	476
Share-based compensation	50	52	160	181
Transaction and integration expenses(1)	13	8	29	19
Restructuring	12	20	85	63
(Gain) Loss from change in fair value of financial instruments	21	15	10	(38)
(Gain) Loss from change in fair value of tax receivable agreement	88	22	118	(41)
Other(2)	65	(3)	67	(1)
Adjusted EBITDA	$270	$242	$739	$659
Revenue	$960	$942	$3,410	$3,132
Adjusted EBITDA Margin(3)	28.1%	25.7%	21.7%	21.0%
Cash provided by (used for) operating activities			$386	$286
Operating Cash Flow Conversion(4)			52.2%	43.4%

(1) Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(2) Other primarily includes a $64 million non-cash goodwill impairment charge for the three months and year ended December 31, 2023 related to the Company’s Cloud Services reporting unit.
(3) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue.

(4) Operating Cash Flow Conversion is defined as cash provided by operating activities divided by Adjusted EBITDA. Operating Cash Flow Conversion is used by management and stakeholders to evaluate our core operating performance.

Reconciliation of Net Income (Loss) Attributable to Alight, Inc. to Adjusted Net Income and Adjusted Diluted Earnings per Share

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
(in millions, except share and per share amounts)
Numerator:
Net (Loss) Income Attributable to Alight, Inc.	$(83)	$(65)	$(266)	$(62)
Conversion of noncontrolling interest	(3)	(1)	(12)	(10)
Intangible amortization	80	79	319	316
Share-based compensation	50	52	160	181
Transaction and integration expenses (1)	13	8	29	19
Restructuring	12	20	85	63
(Gain) Loss from change in fair value of financial instruments	21	15	10	(38)
(Gain) Loss from change in fair value of tax receivable agreement	88	22	118	(41)
Other (2)	65	(3)	67	(1)
Tax effect of adjustments(3)	(81)	(17)	(125)	(121)
Adjusted Net Income	$162	$110	$385	$306

Denominator:
Weighted average shares outstanding - basic	497,702,644	461,593,431	489,461,259	458,558,192
Exchange of noncontrolling interest units(4)	35,520,344	71,297,550	44,569,341	74,665,373
Impact of unvested RSUs(5)	10,080,390	7,624,817	10,080,390	7,624,817
Adjusted shares of Class A Common Stock outstanding - diluted(6)	543,303,379	540,515,797	544,110,990	540,848,382

Basic (Net Loss) Earnings Per Share	$(0.17)	$(0.14)	$(0.54)	$(0.14)
Diluted (Net Loss) Earnings Per Share	$(0.17)	$(0.14)	$(0.54)	$(0.14)
Adjusted Diluted Earnings Per Share(6)(7)	$0.30	$0.20	$0.71	$0.57

(1) Transaction and integration expenses primarily relate to acquisition and divestiture activities.

(2) Other primarily includes a $64 million non-cash goodwill impairment charge for the three months and year ended December 31, 2023 related to the Company’s Cloud Services reporting unit.

(3) Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company's mix of income and adjusted for significant changes in fair value measurement.

(4) Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.

(5) Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.

(6) Excludes two tranches of contingently issuable seller earnout shares: (i) 7.5 million shares will be issued if the Company's Class A Common Stock's volume-weighted average price ("VWAP") is >$12.50 for any 20 trading days within a consecutive period of 30 trading days; (ii) 7.5 million share will be issued if the Company's Class A Common Stock VWAP is >$15.00 for any 20 trading days within a consecutive period of 30 trading days. Both tranches have a seven-year duration.

(7) Excludes 27,411,360 and 32,852,974 performance-based units, which represents the gross number of shares expected to vest based on achievement of performance conditions as of December 31, 2023 and December 31, 2022, respectively.

Reconciliation of Segment Profit to Income (Loss) Before Income Tax

(Unaudited)

	Segment Profit

	Three Months Ended December 31,			Year Ended December 31,
(in millions)	2023		2022	2023	2022
Employer Solutions	$324		$318	$1,033	$911
Professional Services	45		24	109	86
Other	-		-	(2)	(1)
Total Gross Profit	369		342	1,140	996
Selling, general and administrative	199		196	754	671
Depreciation and intangible amortization	85		85	339	339
Goodwill Impairment	64		-	64	-
Operating Income (Loss)	21	-	61	(17)	(14)
(Gain) Loss from change in fair value of financial instruments	21		15	10	(38)
(Gain) Loss from change in fair value of tax receivable agreement	88		22	118	(41)
Interest expense	31		33	131	122
Other (income) expense, net	(3)		(2)	6	(16)
Income (Loss) Before Income Tax	$(116)		$(7)	$(282)	$(41)

Gross Profit to Adjusted Gross Profit Reconciliation by Segment

(Unaudited)

	Three Months Ended December 31, 2023
($ in millions)	Employer Solutions	Professional Services	Other	Total
Gross Profit	$324	$45	$-	$369
Add: stock-based compensation	11	1	-	12
Add: depreciation and amortization	20	1	-	21
Adjusted Gross Profit	$355	$47	$-	$402
Gross Profit Margin	38.5%	38.1%	0.0%	38.4%
Adjusted Gross Profit Margin	42.2%	39.8%	0.0%	41.9%

	Three Months Ended December 31, 2022
($ in millions)	Employer Solutions	Professional Services	Other	Total
Gross Profit	$318	$24	$-	$342
Add: stock-based compensation	10	1	-	11
Add: depreciation and amortization	17	—	-	17
Adjusted Gross Profit	$345	$25	$-	$370
Gross Profit Margin	38.0%	25.3%	0.0%	36.3%
Adjusted Gross Profit Margin	41.3%	26.3%	0.0%	39.3%

	Year Ended December 31, 2023
($ in millions)	Employer Solutions	Professional Services	Other	Total
Gross Profit	$1,033	$109	$(2)	$1,140
Add: stock-based compensation	35	4	-	39
Add: depreciation and amortization	79	1	2	82
Adjusted Gross Profit	$1,147	$114	$-	$1,261
Gross Profit Margin	34.9%	25.9%	-7.7%	33.4%
Adjusted Gross Profit Margin	38.7%	27.1%	0.0%	37.0%

	Year Ended December 31, 2022
($ in millions)	Employer Solutions	Professional Services	Other	Total
Gross Profit	$911	$86	$(1)	$996
Add: stock-based compensation	37	3	-	40
Add: depreciation and amortization	53	1	2	56
Adjusted Gross Profit	$1,001	$90	$1	$1,092
Gross Profit Margin	33.5%	23.2%	-2.3%	31.8%
Adjusted Gross Profit Margin	36.8%	24.3%	2.3%	34.9%

Other Select Financial Data

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
($ in millions)	2023	2022	2023	2022
Segment Revenues
Employer Solutions:
Recurring	$753	$755	$2,695	$2,467
Project	89	81	268	251
Total Employer Solutions	842	836	2,963	2,718
Professional Services:
Recurring	38	34	142	128
Project	80	61	279	243
Total Professional Services	118	95	421	371
Total Reportable Segments	960	931	3,384	3,089
Other (1)	-	11	26	43
Total revenue	$960	$942	$3,410	$3,132

Segment Gross Profit
Employer Solutions	$324	$318	$1,033	$911
Professional Services	45	24	109	86
Other (1)	—	—	(2)	(1)
Total gross profit	$369	$342	$1,140	$996

Segment Gross Margin
Employer Solutions	38.5%	38.0%	34.9%	33.5%
Professional Services	38.1%	25.3%	25.9%	23.2%
Other (1)	0.0%	0.0%	(7.7%)	(2.3%)
Total gross margin	38.4%	36.3%	33.4%	31.8%

Segment Adjusted Gross Profit
Employer Solutions	$355	$345	$1,147	$1,001
Professional Services	47	25	114	90
Other (1)	—	—	—	1
Total adjusted gross profit	$402	$370	$1,261	$1,092

Segment Adjusted Gross Margin Percent
Employer Solutions	42.2%	41.3%	38.7%	36.8%
Professional Services	39.8%	26.3%	27.1%	24.3%
Other (1)	0.0%	0.0%	0.0%	2.3%
Total adjusted gross margin percent	41.9%	39.3%	37.0%	34.9%

Adjusted EBITDA	$270	$242	$739	$659

Cash provided by operating activities			$386	$286

Other Key Statistics
Recurring revenue, Ex. Other	$791	$789	$2,837	$2,595
BPaaS revenue	$222	$171	$756	$564
BPaaS revenue as % of total revenue	23.1%	18.2%	22.2%	18.0%
BPaaS bookings(2)	$261	$307	$747	$871

(1) Other primarily attributable to the former Hosted Segment.

(2) BPaaS bookings are reported on a total contract value (TCV) basis.